Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-187974 and No. 333-218243) on Form S-8 of Medifast, Inc. of our reports dated February 21, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Medifast, Inc. and Subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in this annual report on Form 10-K of Medifast, Inc. and Subsidiaries for the year ended December 31, 2022.

/s/ RSM US LLP

Baltimore, Maryland
February 21, 2023